Exhibit 5.1

BARNETT & LINN
ATTORNEYS AT LAW
60 Kavenish Drive • Rancho Mirage, CA 92270

www.barnettandlinn.com
WILLIAM B. BARNETT		Telephone: 818-424-6567
Attorney/Principal		wbarnett@wbarnettlaw.com

September 24, 2026

Board of Directors

FDCTECH, Inc.

Ground Floor, 10A Eleftherion Venizelou Str.

3035 Limassol, Cyprus

Gentlepersons:

We have acted as counsel to FDCTech, Inc., a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-1 (the “Registration Statement “) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the resale of up to 2,500,000 shares of Common Stock This opinion letter is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein. In conducting this investigation, we relied, without independent verification, on certificates of officers of the Company, public officials, and other appropriate persons.

The opinion expressed below is limited to the Delaware Corporation Code.

Based upon and subject to the foregoing, we are of the opinion that the shares are duly and validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Barnett & Linn
Barnett & Linn